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                                                                    Exhibit 99.1
Cincinnati Bell
Press Release

Investor contact:                     Media contact:
Mike Vanderwoude                      Libby Korosec
513.397.7685                          513.397.1589
mike.vanderwoude@cinbell.com          libby.korosec@cinbell.com


                      CINCINNATI BELL NAMES BRIAN ROSS CFO

CINCINNATI - JANUARY 12, 2003 -- Cincinnati Bell Inc. (NYSE: CBB) today announced the election of Brian Ross as chief financial officer, effective immediately.

Ross, 46, has spent six years at Cincinnati Bell, most recently as senior vice president of finance and accounting for the company's Cincinnati-based operating subsidiaries. Prior roles included vice president of finance and accounting for Cincinnati Bell Enterprise, vice president of finance and accounting for Cincinnati Bell Wireless, and assistant treasurer for Cincinnati Bell Inc.

"It is under Brian's financial leadership that our Cincinnati businesses have grown revenue almost sixty percent in the last five years, while setting industry standards for margin performance and capital efficiency," said Jack Cassidy, president and chief executive officer of Cincinnati Bell. "Brian is a valuable member of our leadership team as he continually breaks through the traditional walls of finance and contributes to the business in many different ways. I am pleased the Board has placed their confidence in him."

Aside from his roles at Cincinnati Bell, Mr. Ross has served as senior vice president and chief financial officer for Student Loan Funding Resources, assistant treasurer of U.S. Shoe, and Controller for Mead Coated Board Europe in Vienna, Austria. Mr. Ross is also a member of the Teradata advisory board (a division of NCR).

"Brian's personal integrity and knowledge of the telecommunications space have earned him the respect and trust of our employees, our shareholders, and the financial
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community at large," said Cincinnati Bell's Chairman Phil Cox. "He exhibits the qualities needed to be an effective CFO in the twenty-first century."

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ABOUT CINCINNATI BELL

Cincinnati Bell is one of the nation's most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.


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